SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 3, 2005

Date of Report

(Date of earliest event reported)

FISHER COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-22439	91-0222175
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Fourth Avenue N., Suite 510, Seattle, Washington 98109

(Address of Principal Executive Offices, including Zip Code)

(206) 404-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Change In Control Severance Agreement

On October 3, 2005, Fisher Communications, Inc. (the “Company”) entered into a Change in Control Severance Agreement (the “Change in Control Agreement”) with Colleen B. Brown, the Company’s newly appointed President and Chief Executive Officer. The Change in Control Agreement is effective as of October 10, 2005. The following description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, which is filed as Exhibit 10.1 to this report.

The Change in Control Agreement provides that if (i) Ms. Brown remains employed with the Company through the closing of a change in control, as defined in the Change in Control Agreement, (ii) Ms. Brown complies with her obligations under the Change in Control Agreement, and (iii) Ms. Brown is not offered a comparable position with the Company upon such change in control, then Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such change in control. Upon payment of such amount to Ms. Brown, the Change in Control Agreement will terminate.

The Change in Control Agreement also provides that if (i) the Company terminates Ms. Brown’s employment without cause, as defined in the Change in Control Agreement, or Ms. Brown resigns for good reason, as defined in the Change in Control Agreement, before a change in control, and (ii) within six (6) months thereafter, the Company enters into an agreement for a change in control or the Company announces or is required by law to announce a prospective change in control of the Company, then upon the closing of such change in control, Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such termination or resignation, as the case may be. Upon payment of such amount to Ms. Brown, the Change in Control Agreement will terminate.

The Change in Control Agreement also provides that in the event that any person extends any proposal or offer that is intended to or may result in a change in control, Ms. Brown will, at the Company’s request, assist the Company in evaluating such proposal or offer. Further, the Change in Control Agreement provides that in order to receive the change in control payments described above, Ms. Brown cannot resign from the Company during any period from the receipt of a specific change in control proposal up to the consummation or abandonment of the transaction contemplated by such proposal.

Offer letter

On October 3, 2005, the Chairman of the Board of the Company delivered an offer letter to Ms. Brown setting forth the initial compensation and benefits Ms. Brown is entitled to receive as President and Chief Executive Officer of the Company. The following description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is filed as Exhibit 10.2 to this report.

The offer letter provides, among other things, that Ms. Brown will receive an annual base salary of $500,000. She will also be eligible for participation in the Fisher Communications, Inc. Short-Term Incentive Plan, with a payout target percentage equal to 50% of her base salary and a maximum payout equal to 150% of the payout target percentage. In addition, she will participate in the Fisher Communications, Inc. Long-Term Incentive Plan, pursuant to which Ms. Brown will receive an initial stock option grant to purchase 15,000 shares of the Company’s common stock scheduled to vest over a five year period with ten-year expiration and 3,000 shares of restricted stock scheduled to vest over a five year period. Ms. Brown will also be entitled to receive healthcare, 401(k) and other fringe benefits. The Compensation Committee of the Board of Directors has agreed to work collaboratively with Ms. Brown to revise the Short-Term Incentive Plan for all plan participants for 2006 and, as appropriate, the Long-Term Incentive Plan. Ms. Brown is also entitled to reasonable relocation expenses.

Employment Separation Agreement

On October 3, 2005, the Company entered into an Employment Separation Agreement with Benjamin W. Tucker, the Company’s acting President and Chief Executive Officer (the “Separation Agreement”). The following description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.3 to this report.

The Separation Agreement provides that Mr. Tucker’s employment by the Company will be terminated effective October 7, 2005 and that Mr. Tucker will be paid his regular salary plus all accrued vacation benefits, less authorized deductions and withholdings, through that date. Mr. Tucker will also be entitled to receive payments of $21,603.02 for accrued vacation and a lump sum separation payment in gross amount of $500,000, less authorized deductions and withholdings. Mr. Tucker and his spouse will be eligible for continued participation in the Company’s group medical, dental and vision plans pursuant to COBRA for up to eighteen (18) months (or longer if applicable under the COBRA regulations) following his separation. The Company will pay $333.86 each month toward his COBRA premiums, for eighteen (18) months or until he is eligible for coverage under any other group health coverage (as an employee or otherwise), whichever happens first. On the separation date, all of Mr. Tucker’s stock options that have not previously vested will expire, except that the stock options granted to Mr. Tucker on February 13, 2002 to acquire 3,600 shares, and the stock options granted to Mr. Tucker on April 24, 2003 to acquire 7,200 shares, will be deemed to be vested and fully exercisable upon the effective date of the Separation Agreement. Mr. Tucker will have three (3) months following the separation date to exercise his vested stock options, unless they expire earlier in accordance with their terms. Pursuant to the Separation Agreement, Mr. Tucker also agreed, among other things, to a general release of claims against the Company, to cooperate with the Company to effect a smooth and efficient leadership transition, and to certain nonsolicitation, no-hire, nondisruption and nondisparagement provisions. The Company has agreed to provide Mr. Tucker with outplacement services costing not more than $25,000.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 4, 2005, the Company announced the appointment of Colleen B. Brown as President and Chief Executive Officer of the Company effective October 10, 2005, and the resignation of Benjamin W. Tucker as the Company’s acting President and Chief Executive Officer, effective October 7, 2005. The press release announcing these events is attached to this report as Exhibit 99.1.

From 2004 to 2005, Ms. Brown was president and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as senior vice president at Belo Corp. from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated from 1998 to 2000. Ms. Brown served in various senior management capacities at Gannett Co., Inc.’s broadcasting operations from 1980 to 1998. On October 3, 2005, the Chairman of Board of the Company delivered to Ms. Brown the offer letter described under Item 1.01, and on October 3, 2005, the Company and Ms. Brown entered into the Change in Control Agreement as described in Item 1.01. Ms. Brown is 47 years old.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

10.1	Change in Control Severance Agreement, effective October 10, 2005, between the Company and Colleen Brown.

10.2	Colleen Brown Offer Letter, dated October 3, 2005.

10.3	Employment Separation Agreement, dated October 3, 2005, between the Company and Benjamin W. Tucker.

99.1	Press release, dated October 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

	By	/s/ Robert C. Bateman
Dated: October 6, 2005	Robert C. Bateman Senior Vice President Chief Financial Officer

Exhibit Index

10.1	Change in Control Severance Agreement, effective October 10, 2005, between the Company and Colleen Brown.

10.2	Colleen Brown Offer Letter, dated October 3, 2005.

10.3	Employment Separation Agreement, dated October 3, 2005, between the Company and Benjamin W. Tucker.

99.1	Press release, dated October 4, 2005.